Exhibit 99.1


               ADVO Fourth Quarter E.P.S. Growth of 23%
                     Completes Strong Fiscal 2003

    WINDSOR, Conn.--(BUSINESS WIRE)--Oct. 16, 2003--ADVO, Inc. (NYSE:
AD) today reported diluted E.P.S. for its fourth fiscal quarter were $0.70, an increase of 22.8% over the prior year quarter. Revenues for the quarter ended September 27, 2003 reached $295.2 million, increasing $7.4 million or 2.6%. For the full fiscal year, revenues were $1,163.1 million, up 2.9%, and diluted E.P.S. were $2.47. Full-year diluted E.P.S. was up over the prior year by 19.3% on a GAAP basis, and up 12.3% excluding a charge of $0.13 incurred in the third quarter of the prior year to strengthen the Company's sales and marketing organization.
    Broad-based growth in total advertising piece volumes drove the Company's fourth quarter results. Total shared advertising pieces grew 7.5% over the prior year period, and pieces per package grew 6.9%. The Company has now generated pieces per package growth for three consecutive quarters and ten consecutive months. Revenue per piece was down 4.7% primarily due to continued product mix differences, including increases in volumes of lighter weight, lower revenue products. Shared packages distributed were up 0.6%, representing continued growth in the frequency and reach of the Company's in-home network.
    Gary Mulloy, ADVO's Chairman and CEO, stated, "Our fourth quarter results represent a positive finish to our fiscal 2003 performance, and provide a solid base for fiscal 2004. Increases in total advertising piece volumes and pieces per package continue to be driven by broad-based growth in demand. Throughout this year we have seen tangible results of the work of our Associates to deliver results better than our peers in what has been a challenging and highly competitive environment. Although we continue to remain cautious about the timing of more consistent and robust economic growth, we are pleased with the positive momentum demonstrated in our business. We therefore continue to be cautiously optimistic in our early outlook for next year, and continue to expect full-year fiscal 2004 E.P.S. in the range of $2.62-2.75."
    The Company's tax rate for the quarter was 30.5%, favorable by 4.6 percentage points versus prior year due to R&D tax credits discussed at the end of its third fiscal quarter. It is expected that the Company's effective tax rate for fiscal 2004 will be in the range of 36%, slightly below historical levels.
    The Company continues to generate strong cash flows. Operating cash flow for the quarter was $22.4 million, a 161% increase over the prior year period, and operating cash flow for the fiscal year was $91.9 million, up 37.8%. These positive results resulted in a quarter-end debt balance of $130.3 million, down $39.0 million from a year ago. Additionally, quarter-end shareholders' equity was a record $89.9 million.


Diluted Earnings per Share:  Reconciliation of
GAAP to Non-GAAP Measures
-------------------------                       Year Ended
                                            Sept 27,  Sept 28,   %
                                             2003      2002    Change
                                            -------   -------  -------
Diluted Earnings per share - As Reported     $2.47    $2.07     19.3%
One-time Charge                                 --     0.13       --
                                            -------   -------  -------
Diluted Earnings per share - Pro Forma       $2.47    $2.20     12.3%
                                            =======   =======  =======

    The Company will hold a conference call to discuss its fourth quarter earnings today at 5:15-6:00 p.m. ET. The call in number is 1-800-478-6251, and the replay number is 888-203-1112 (access code #671812). The replay will be available until midnight, November 7, 2003. The call will also be available via webcast through the Investor Relations section of ADVO's website at www.advo.com.

    This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on retail advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

    ADVO is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of over $1.1 billion. The Company's shared mail advertising programs reach 104 million U.S. households on a weekly and monthly basis. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 130 children. ADVO has 23 mail processing facilities and 50 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.


                              ADVO, Inc.
                  Results of Operations (Unaudited)
              Quarter and Year Ended September 27, 2003
                (In thousands, except per share data)

                              Quarter Ended          Year Ended
                           -------------------  ----------------------
                           Sept. 27, Sept. 28,  Sept. 27,   Sept. 28,
                             2003       2002       2003       2002
                           --------- ---------  ---------- -----------

Revenues                   $295,184  $287,805  $1,163,113  $1,130,113

Cost of sales               218,791   214,670     859,223     830,800

Selling, general &
 administrative              55,086    52,445     222,248     219,110
                            --------  --------  ----------  ----------

Operating Income             21,307    20,690      81,642      80,203

Interest expense              1,286     3,203       7,356      13,238
Other (income) / expense,
 net                           (259)      (13)     (1,123)        810
                            --------  --------  ----------  ----------

Income before income taxes   20,280    17,500      75,409      66,155

Provision for income taxes    6,195     6,144      25,865      24,147
                            --------  --------  ----------  ----------

Net Income                 $ 14,085  $ 11,356  $   49,544  $   42,008
                            ========  ========  ==========  ==========

Basic earnings per share   $   0.71  $   0.57  $     2.50  $     2.11
                            ========  ========  ==========  ==========

Diluted earnings per share $   0.70  $   0.57  $     2.47  $     2.07
                            ========  ========  ==========  ==========


Weighted average common
 shares:                     19,878    19,852      19,833      19,935
Weighted average diluted
 shares:                     20,263    20,071      20,086      20,247

Simultaneously with this earnings release, the Company announced a 3-for-2 stock split, effected in the form of a 50% stock dividend, to be distributed on November 7, 2003 to shareholders of record on October 24, 2003. The stock split will require retroactive restatement of all historical per share data. Presented below are unaudited pro forma basic and diluted earnings per share and weighted average common and diluted shares.

                                      Quarter Ended      Year Ended
                                     ---------------- ----------------
                                       Sept.   Sept.   Sept.    Sept.
                                        27,     28,     27,      28,
                                       2003    2002    2003     2002
                                     ------- -------- ------- --------
Basic earnings per share              $0.47    $0.38   $1.67    $1.40
Diluted earnings per share            $0.46    $0.38   $1.64    $1.38

Weighted average common shares:      29,817   29,778  29,749   29,903
Weighted average diluted shares:     30,395   30,106  30,129   30,370



    CONTACT: ADVO, Inc.
             Investor Relations
             Chris Hutter, 860-285-6424